EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-82016 of Computerized Thermal Imaging and subsidiaries on Form S-3 and Registration Statement No. 333-92378 on Form S-8 of our report dated September 25, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern) appearing in this Annual Report on Form 10-K, of the Company for the year ended June 30, 2003.

DELOITTE & TOUCHE LLP

Salt Lake City, Utah
September  29, 2003